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                                                                    Exhibit 10.1


                              EMPLOYMENT AGREEMENT

      AGREEMENT, dated as of June 1, 1998 (this "Agreement"), by and between Harrah's Entertainment, Inc., a Delaware corporation (the "Company"), and J. Kell Houssels, III (the "Executive").

                               W I T N E S S E T H

      WHEREAS, the Executive has heretofore been President and Chief Executive Officer of Showboat, Inc., a Nevada corporation ("Showboat");

      WHEREAS, Showboat will merge with HEI Acquisition Corp., ("HEI") an indirect wholly-owned subsidiary of the Company pursuant to the Agreement and Plan of Merger, dated December 18, 1997, (the "Merger Agreement") by and between the Company, Showboat and HEI, whereupon Showboat will be a wholly-owned subsididary of the Company.

      WHEREAS, the Company desires to employ the Executive as the President of Showboat and the Company's Showboat Division, and the Executive desires to provide his services to the Company in such capacity, on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties set forth below, intending to be legally bound hereby, the parties hereby agree as follows:

      1. Employment. Subject to all of the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive as the President of Showboat and the Company's Showboat division, and the Executive hereby accepts such employment. Executive will be an employee of Harrah's Operating Company, Inc. in Nevada. The term of employment contemplated hereby shall commence on the date of the Filing of the Articles of Merger between Showboat and HEI with the Nevada Secretary of State (the "Commencement Date") and shall end on the fourth anniversary of the date hereof, unless sooner terminated as hereinafter provided (the "Term").

      2. Duties; Location.

            (a) During the Term, the Executive shall perform all duties and functions reasonably appurtenant to the office of
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President of Showboat and the Company's Showboat Division, and as reasonably directed by the Board of Directors or Chief Executive Officer of the Company. The Executive hereby agrees that he will devote substantially all of his working time, attention, knowledge and skills, faithfully, diligently, and to the best of his ability, in furtherance of the business of the Company and as otherwise necessary to such employment.

            (b) It is also the intention of the parties that the Executive shall serve as a director of the Company for the term ending not earlier than the annual stockholders' meeting of the Company in 2001, whether or not the Executive's employment is earlier terminated. Such service will be subject to the Company's certificate of incorporation, bylaws and provisions of Delaware law. Such election shall occur at a meeting of the Company's Board of Directors on or before July 31, 1998. The Executive shall be entitled to no additional remuneration for serving on the Board or as an officer or director of any other subsidiary unless the Executive's employment is terminated prior to the end of the Executive's terms as a director of the Company, in which event the Executive shall then commence to receive all benefits provided to non-employee directors of the Company.

            (c) Executive shall be based in Las Vegas, Nevada unless the parties mutually agree otherwise.

            (d) Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from engaging in charitable, community and business affairs, managing his personal investments and serving as a member of boards of directors of industry associations or non-profit or for profit organizations and companies so long as such activities do not materially interfere with the Executive carrying out his duties and responsibilities under the Agreement and are not competitive or in conflict with the Company's business per the Company's Conflict of Interest policy.

      3. Compensation.

            (a) Salary. During the Term, the Executive shall receive an annual base salary of $350,000, payable every two weeks and subject to applicable withholding requirements. The Executive's salary shall be subject to appropriate increases pursuant to the Company's compensation policy for senior executives assigned to salary grade #33.

            (b) During the Term, the Executive shall participate in the Company's Annual Management Bonus Plan (the "Bonus Plan"), as amended from time to time, or in any successor incentive bonus


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plans or programs applicable to senior executives that may be adopted from time to time by the Company. For each year that the Executive is employed as of December 31, the Executive's target award under the Bonus Plan shall be equal to fifty percent (50%) of his annual salary. The maximum bonus available under the Bonus Plan for any year shall be one hundred percent (100%) of the Executive's annual salary. The amount of such award to the Executive shall be calculated with reference to the attainment by the Company and by the Executive of performance goals for the relevant year, which goals shall be established pursuant to the Bonus Plan. Executive's 1998 bonus will be pro-rated for the number of months he is employed by the Company during 1998.

            (c) Stock Options. The Executive shall be eligible for participation in the Company's Stock Option Plan, as amended from time to time, and in any other equity compensation plans applicable to senior executives that may be adopted from time to time by the Company. Under the Company's Stock Option Plan, the Executive shall be entitled to an annual grant of options to purchase 70,400 shares of common stock par value $.10 per share of the Company (the "Common Stock") which grant will be made on or about July 30, 1998 if the Merger closes prior to that date. If the closing is later, the grant will be made as soon as practicable after the closing. The initial grant of 70,400 options shall vest in equal tranches (17,600 of such options per tranche) and become exercisable on January 1 of each 1999, 2000, 2001 and 2002. Each such stock option shall have a per share exercise price of one hundred percent (100%) of the fair market value of the common stock on the date such option is granted. After 1998, Executive will be eligible for annual 'long term' compensation grants per the terms and operation of the Company's long term compensation plan as and when applicable to executives of his grade level.

            (d) Employment Benefit Programs.

                  (1) During the Term, the Executive and his dependents shall be entitled, per the payment provisions applicable to other senior executives of the Company, to participate in all medical, surgical, hospitalization, long term disability, life, dental and visual insurance coverage now or hereafter made available by the Company to its senior executives in Las Vegas or where he is employed by the Company.

                  (2) During the Term, the Executive shall be entitled to participate in all employee incentive programs of the Company now or hereafter made available to the Company's senior executives or salaried employees generally, as such programs may be in effect from time-to-time, including, without limitation, pension and other retirement plans, profit-sharing plans and holidays.


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                  (3) During the Term, the Executive shall be entitled to the maximum PTO (paid time off) allowed for Company executives in Memphis at his grade level. He will be able to accrue and cash in PTO time per the same plan that applies to other executives.

                  (4) As of the Commencement Date, the Executive has accrued
285.33 hours of vacation time and 48 hours of sick leave time. The Executive shall be entitled to transfer 80 hours of accrued vacation time and 48 hours of accrued sick leave time to the Company's PTO plan which shall be treated in accordance with Section 3(d)(3) hereof. In addition, upon the termination of the employment of the Executive for any reason the Executive shall be entitled to receive cash in the amount of $192.31 per hour for the portion of the 205.33 hours of acccrued vacation time that remains unused on the Date of Termination (as defined below).

                  (5) During the Term, the Executive shall be eligible for $7,500 annual allowance for executive financial counseling.

                  (6) During the Term, the Executive shall be eligible for the Company's Executive Deferred Compensation Plan and Deferred Compensation Plan.

            (e) Expenses. During the Term, the Executive shall be entitled to receive reimbursement for all reasonable first-class travel and business expenses incurred by him (in accordance with the policies and procedures of the Company) in performing services hereunder, provided that the Executive promptly and properly accounts therefor in accordance with the Company's expense reimbursement policies.

      4. Termination.

            (a) Termination Without Cause. Executive may terminate his employment upon at least 30 days prior written notice to the Company. The Company may terminate Executive's employment upon at least 30 days prior written notice to Executive.

                  (1) If, on or prior to the first anniversary of the Commencement Date, (x) the Company terminates the employment of the Executive other than (i) for Cause (as defined in Section 4(c) below) or (ii) on account of the death of the Executive or (y) the Executive terminates his employment for any reason, the Executive shall receive a payment of $1.1 million payable in cash on the Date of Termination (as defined below) and the parties shall enter into a consulting and non-compete agreement in the form attached as hereto Annex
A. In addition, the Executive shall receive the payments described in Section 3(d)(4) hereof.


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

                  (2) If, after the first anniversary of the Commencement Date, but prior to the expiration of the Term, the Company terminates the employment of the Executive other than (i) for Cause (as defined in Section 4(c) below) or
(ii) on account of the death or Disability (as defined in Section 4(c) below) of the Executive, the Executive shall continue to receive his salary set forth in
Section 3(a) for a period of eighteen (18) months following such termination but will no longer participate in incentive bonus and equity compensation plans including those under 2(b) and (c) of this Agreement. In all cases, Executive shall receive payment of salary through the Date of Termination (as defined below). In addition, the Executive shall receive the payments described in
Section 3(d)(4) hereof.

            (b) Other Termination. In the event that the employment of the Executive is terminated (i) due to the death or, after the first anniversary of the Commencement Date, the Disability of the Executive, (ii) by the Company for Cause or (iii) by the Executive after the first anniversary of the Commencement Date, the Executive shall have no right to receive any compensation hereunder after the Date of Termination except for the payments described in Section 3(d)(4) hereof.

            (c) Definitions. For purposes of this Agreement, (i) "Disability" shall mean the inability (as determined by the Board of Directors of the Company in its sole discretion) of the Executive, as a result of incapacity due to physical or mental illness or disability, to perform his duties with the Company for six consecutive months or shorter periods aggregating six months during any twelve-month period; and (ii) "Cause" shall mean the occurrence of one or more of the following events: (A) any embezzlement or intentional misappropriation by the Executive of any property of the Company or its affiliates (including any violation of Section 5 of this Agreement), (B) the denial, revocation or suspension of a license, qualification or certificate of suitability to the Executive by any federal, state, local or tribal gaming authority to which the Company is now subject or may be subject during the Term (collectively, the "Gaming Authorities") or (C) the Executive's conviction or entry of a plea of nolo contendere in respect of any felony, or of a misdemeanor which results in or is reasonably expected to result in economic or reputational injury, to the Company or any of its respective subsidiaries or affiliates.

            (d) Notice of Termination. Any termination of the Executive's employment by the Company (other than a termination due to the death of the Executive) shall be communicated by a written notice of termination (the "Notice of Termination") in accordance with the notice provisions hereof.


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            (e) Date of Termination. For purposes of this Agreement, the "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated due to Disability, ten days after delivery to the Executive of the Notice of Termination, (iii) if the Executive's employment is terminated due to his resignation, on the date of such resignation, and (iv) in any other case, the date specified in the Notice of Termination.

      5. Proprietary Information; Non-Disclosure. In the course of his service to the Company and Showboat, the Executive has had and shall continue to have access to confidential business and financial documents, product, marketing, supplier and customer data, budgets, projections, expansion plans and other business information, software and other intellectual property developed by the Company, Showboat or their affiliates, all of which are confidential and proprietary. Such information shall hereinafter be called "Proprietary Information" and shall include any and all items enumerated in the preceding sentence to which the Executive has had or may have access, whether previously existing, now existing or arising hereafter, whether or not conceived or developed by others or by the Executive alone or with others during the period of his service to the Company and its predecessors, and whether or not conceived or developed during regular working hours; provided, however, that "Proprietary Information" shall not include (i) any information which is in the public domain, provided such information is not in the public domain as a consequence of disclosure by the Executive in violation of this Agreement or any other nondisclosure obligation and (ii) any information that becomes available to the Executive after he ceases to be an employee of the Company on a nonconfidential basis from a source other than the Company or any of its affiliates. The Executive shall not at any time, before or after the Term, disclose, directly or indirectly (except as required by law and after consultation with the Company), any Proprietary Information to any person or entity other than (A) the Company or its affilates or (B) in the course of the Executive's service to the Company.

      6. Severability. The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of any other provision. It is the intention of the parties that this Agreement be enforced to the fullest extent permitted and, therefore, in the event that any provision of this Agreement or the application thereof is held to be unenforceable in any jurisdiction because of the duration or scope thereof, the parties hereto agree that the court or panel of arbitrators making such determination shall have the power to reduce the


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duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law, but no such reduction shall affect the enforceability of the express terms hereof in any other jurisdiction.

      7. Notices. Any and all notices or any other communication provided for herein shall be made in writing by hand-delivery, first-class mail (registered or certified, with return receipt requested), or overnight air courier guaranteeing next day delivery, effective upon receipt, to the address of the party appearing under his or its name below (or to such other address as may be designated in writing by such party): (i) if to the Executive, to: J. Kell Houssels, III, 3720 Howard Hughes Parkway, Suite 200, Las Vegas, Nevada, 89109, and (ii) if to the Company to: Harrah's Entertainment Company, 1023 Cherry Road, Memphis, TN 38117, Attn: Secretary.

      8. Miscellaneous.

            (a) Entire Agreement. This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into between the parties hereto and constitutes the entire agreement by the parties related to the matters specified herein.

            (b) Prior Agreement. This Agreement supersedes the Severance Agreement dated November 1, 1994, between Showboat and the Executive (the "Severance Agreement") and neither party thereto shall have any further obligation thereunder, provided, however, that the Severance Agreement shall be in full force and effect until the Commencement Date.

            (c) Amendment; Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is agreed to in writing signed by the Executive and a duly authorized officer of the Company (other than the Executive). No waiver by any party hereto at any time of any breach of another party hereto of, or compliance with, any condition or provision of this Agreement to be performced by such other party shall be deemed a waiver of any other provision hereof or any prior or subsequent breach of such provision.

            (d) Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns. This Agreement and all rights hereunder are personal to the Executive and may not be assigned or delegated by him without the prior express written consent of the Board of Directors of the Company, and any purported assignment or delegation without such consent shall be void and of no effect.


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            (e) Captions. Captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

            (f) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without giving effect to the conflict of laws provisions thereof.

            (g) Counterparts. This Agreement may be exected in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                            [signature page follows]


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

      IN WITNESS WHEREOF, the parties have signed and delivered this Agreement as of the date first above written.

                                    HARRAH'S ENTERTAINMENT, INC.


                                    By: /s/ Stephen H. Brammell
                                        ---------------------------
                                        Name:  Stephen H. Brammell
                                        Title: Vice President


                                        /s/ J. Kell Houssels, III
                                        ---------------------------
                                              J. Kell Houssels, III


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

                                                                         ANNEX A

                    CONSULTING AND NON-COMPETITION AGREEMENT

      THIS AGREEMENT, dated as of the _____ day of ____________, 1998, by and between Harrah's Entertainment, Inc., a Delaware corporation, whose principal place of business is 1023 Cherry Road, Memphis, Tennessee 38117 (hereinafter referred to as "Harrah's") and J. Kell Houssels, III, an individual, whose residence address is 5353 W. Desert Inn #2013, Las Vegas, Nevada 89102 (hereinafter referred to as "Consultant").

                                    RECITALS

      A. Consultant was an employee of Harrah's pursuant to an Employment Agreement dated as of _________________, 1998.

      B. Consultant's employment was terminated and Harrah's desires to engage Consultant as an independent contractor to render consulting services for Harrah's and its subsidiaries and affiliates upon the terms and conditions set forth herein.

      C. Consultant desires to be engaged by Harrah's as in independent contractor to render consulting services to Harrah's upon the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, and intending to be legally bound hereby, the parties hereto covenant and agree that the Recitals are true and correct and further agree as follows:

                                    SECTION 1

                               Consulting Services

      A. Term of Engagement. Harrah's hereby engages Consultant, and Consultant hereby accepts his engagement by Harrah's, as an independent contractor, to render services in the capacity of a consultant, subject to the terms and conditions set forth herein for a period of 1 year, commencing as of the first day after Consultant's employment with Harrah's terminated (the "Commencement Date"), and terminating as of the 366th day thereafter (the "Term").


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

      B. Consulting Services.

            (i) The Consultant's services to be rendered hereunder shall include, but not be limited to, the advising, directing, and/or assisting with or the partial or complete handling of the matters described on Exhibit A attached hereto (collectively, these duties shall be referred to as the "Consulting Services").

            (ii) The Consultant shall diligently and conscientiously devote the necessary time and attention to the Consulting Services; provided, however, that the time commitment required of the Consultant in undertaking and completing the Consulting Services shall not exceed, in the aggregate, 875 hours during the Term. In the event that the parties reasonably anticipate that the Consulting Services shall require more than 875 hours during the Term, then the parties shall mutually agree upon addition compensation for the anticipated additional time required.

            (iii) Phil Satre, as Chief Executive Officer or a successor Chief Executive Officer ("Satre") shall have the exclusive authority to communicate requests for Consulting Services desired of the Consultant. After such request, Satre and the Consultant will mutually agree and approve a reasonable schedule for the performance of the requested Consulting Services which approval shall not be unreasonably withheld by either party.

            (iv) Notwithstanding Section I(B)(i) above, in no event shall the Consulting Services include or require Consultant to (a) relocate or (b) travel outside the continental United States of America except to Australia.

      C. Reimbursements. Consultant will incur out-of-pocket expenses including ordinary and necessary expenses such as travel, communication charges, copy costs, mailing and courier service costs, secretarial costs and the like in performing the Consulting Services hereunder for which he will be promptly reimbursed by Harrah's. Consultant shall provide a detailed accounting, with supporting documentation, of such expenses on a monthly or more frequent basis.

      D. Independent Contractor. Consultant is entering into this Agreement and in the performance of his duties hereunder as an independent contractor. No term or condition under this Agreement nor any manner or method of payment hereunder shall create any relationship between Harrah's and Consultant other than as expressed in this Section I(D). Consultant shall not in any way, at any time, or under any circumstances, be, or be construed to be, an employee, partner or joint venturer of Harrah's.


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                                   Section II

                                 Non-Competition

      A. Non-Competition. The Consultant acknowledges that reasonable limits on his ability to engage in activities competitive with the Company are warranted. Accordingly, the Consultant hereby covenants and agrees that during the Term, he shall not, without the express prior written consent of the Company, directly or indirectly, own, manage, operate, control, bid for, advise (or advise others with respect to) or otherwise participate in, or be connected with, or become or act as a partner, manager, member, director, officer, employee, consultant, representative or agent of, any business, individual, partnership, firm, corporation (other than the Company), limited liabililty company or other entity which is in competition with, or is otherwise engaged anywhere in the United States of America or Australia in the same business as, the business of the Company and its subsidiaries as conducted on the date hereof (which business includes the gaming and casino operations as presently conducted and as presently proposed to be conducted); provided, however, that the Consultant may purchase or own, solely as a passive investor, the securities of any entity if
(i) such securities are publicly traded on a nationally-recognized stock exchange or on the Nasdaq Stock Market and (ii) the aggregate holdings of such securities by the Consultant and his immediate family do not exceed five percent of the voting power or one percent of the capital stock of such entity.

      B. No Solicitation. The Consultant hereby agrees that during the Term he shall not, directly or indirectly, for his own account or jointly with another, or for or on behalf of any entity, as principal, agent or otherwise, (i) solicit or induce or in any manner attempt to solicit or induce any person employed by or acting as a consultant to or agent of the Company or any of its direct or indirect subsidiaries to leave such position or (ii) interfere with, disrupt or attempt to disrupt any relationship, contractual or otherwise, between the Company or any of its subsidiaries any any of the customers, clients or suppliers of the Company or any of its direct or indirect subsidiaries.

                                   Section III

                                  Compensation

      A. Consulting and Non-Competition Fees. For and in copmlete consideration of Consultant's full and faithful performance of the Consulting Services and obligations, duties


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and non-competition covenants under this Agreement, Harrah's agrees to pay
Consultant compensation in the amount of Eight Hundred Thousand Dollars ($800,000.00) of which $400,000 shall be paid in respect of the non-competition covenant (the "Non-Competition Fees") on the Commencement Date in funds immediately available and $400,000 shall be paid in respect of the Consulting Services (the "Consulting Fee") in 12 equal installments, in funds immediately available, as follows:

            (i) The first installment of the Consulting Fee shall be paid on the Commencement Date.

            (ii) The second through the twelfth installment of the Consulting Fee shall be paid on the first day of each successive 30 day period following the Commencement Date.

      B. Taxes. Consultant shall be solely responsible for and shall pay when due all federal, state and local income taxes and all other taxes due on his behalf for any compensation or benefit received under this Agreement, including, without limitation, all federal withholding taxes, FICA and Social Security, and any worker's compensation premiums.

      C. Insurance. Until the later of the end of the Term or two years after the date hereof, at its sole expense, Harrah's shall provide Consultant with complete and uninterrupted medical, dental, vision, life and disability insurance as elected by Consultant, with available coverages substantially equivalent to the insurance coverages offered by Harrah's to its senior executives. To the extent required by the Internal Revenue Code of 1986, as amended, as determined by Harrah's counsel to maintain the tax qualification of its plans, the premium cost of such medical, dental, vision, and life insurance provided to Consultant will be taxable income to Consultant and Harrah's will provide a Form 1099 to Consultant reporting this income. This coverage is in lieu of COBRA rigths (other than for spouse and dependent COBRA coverage for a maximum period of 36 months from the date hereof).

                                   Section IV

                                   Termination

      A. This Agreement, the non-competition covenant in Section II and the engagement of Consultant by Harrah's and, subject to Section IV(B) below, any installment fees payable to Consultant shall terminate prior to the expiration of the Term, upon the occurrence of any one of the following events except the non-


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competition covenant will not terminate until the end of the Term upon
Consultant's disability or upon termination of this Agreement upon the events described in Section IV (A) (ii) or (iv):

            (i) Upon Consultant's death, disability or incapacity;

            (ii) Consultant's continuing or repeated breach of any material terms and conditions of this Agreement following written notice to Consultant of such breach and following a thirty (30) day period to cure such breach;

            (iii) Upon thirty (30) days written notice from Harrah's to Consultant; or

            (iv) The denial, revocation or suspension of a license, qualification or certificate of suitability to Consultant by any Gaming Regulatory Agency (as defined in Section V) because of any action or failure to act by Consultant that Harrah's reasonably believes, as a result of a communication or action by any Gaming Regulatory Agency or on the basis of consultation with its gaming counsel and/or professional advisers, will likely cause any Gaming Regulatory Agency to: (A) fail to license, qualify and/or approve Harrah's or an Affiliate to own or operate a gaming business; (B) grant any such licensing, qualification and/or approval only upon terms and conditions which are unacceptable to Harrah's or an Affiliate; (C) significantly delay any such licensing, qualification and/or approval process; (D) discipline Harrah's or an Affiliate; or (E) revoke or suspend any existing license of Harrah's or an Affiliate. "Affiliate" shall mean Harrah's or any of its subsidiaries.

      B. In the event that this Agreement is terminated prior to the expiration of the Term pursuant to Section IV(A)(iii) above, Harrah's obligations pursuant to (i) Section III(A), regarding payment of the Consulting Fee and the Non-Competition Fee and (ii) Section III(C), regarding insurance coverage, shall not be abrogated and Harrah's shall make the installment payments of the Consulting Fee at the times specified in Section III(A) and continue all insurance coverage as provided in Section III(C).

      C. For purposes of this Agreement, determination of the disability or incapacity of the Consultant shall be made by the normal or attending physician of the Consultant.


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

                                    Section V

                              Regulatory Compliance

      Consultant and Harrah's acknowledge and agree that any gaming authority whose jurisdicition Harrah's or any Affiliate is subject to ("Gaming Regulatory Agency") may assert a right to review and approve this Agreement, as well as a right to insist that Consultant be licensed. Consultant and Harrah's each agree to comply expeditiously with all such requests from any Gaming Regulatory Agency. Harrah's shall pay all related costs and expenses incurred in connection with such investigations and proceedings pertaining to Consultant while Consultant remains engaged by Harrah's pursuant to this Agreement, except disciplinary or enforcement proceedings against Consultant. Consultant and Harrah's shall comply with and be bound by all decisions, opinions and orders issued by any Gaming Regulatory Agency regarding this Agreement and any matter related thereto.

                                   Section VI

                                    Indemnity

      Harrah's shall idemnify the Consultant and hold him harmless for all acts or decisions made by him in good faith in connection with performing the Consulting Services. Harrah's shall also use its best efforts to obtain coverage for him under any insurance policy now in force or hereinafter obtained during the term of this Agreement covering the other officers and directors of Harrah's against lawsuits. Harrah's shall pay all expenses including reasonable attorney's fees, actually and necessarily incurred by the Consultant in connection with the defense of such act, suit or proceeding, and in connection with the defense of such act, suit or proceeding, and in connection with any related appeal, including the cost of court settlements.

                                   Section VII

                                  Miscellaneous

      A. Assignments. Neither party shall have the right to assign any rights or obligations under this Agreement without the prior written aproval of the other party other than an assignment to a successor of Harrah's.


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

      B. Attorney Fees. If either party to this Agreement breaches any of the terms hereof, that party shall pay to the non-defaulting party all of the non-defaulting party's costs and expenses, including reasonble attorney's fees, incurred by that party in enforcing the terms of this Agreement.

      C. Headings. The headings have been inserted for convenience only and are not to be considered when construing the provisions of this Agreement.

      D. Authority/No Violation. Harrah's represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Consultant represents that he knows of no agreement between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

      E. Compliance with Laws. At all times during the term hereof, each party agrees that its actions and those of its representatives, agents and consultants will be entirely in accordance with all applicable laws, rules, ordinances and regulations of all states, countries, and municipalities in which such party conducts business. In connection with this Agreement, Consultant acknowledges that there exist certain casino gaming licenses currently issued to Harrah's and its Affiliates, the laws of which may require Harrah's to disclose private or otherwise confidential information about Consultant. Consultant agrees to refrain from all conduct that may negatively affect such licenses as well as prospective licenses.

      F. Cooperation. The Parties agree to cooperate fully with each other in order to achieve the purposes of this Agreement and to take all actions not specifically described that may be required to carry out the purposes and intent of this Agreement.

      G. Modification of Agreement. Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

      H. Notices. Any notice provided for or concerning this Agreement shall be in writing and be deemed sufficiently given when sent by certified mail, return receipt requested, Express Mail, Federal Express, or similar conventional means of expedited delivery and proof of delivery, to the respective address of each party as set forth at the beginning of this Agreement. A copy of a notice to Harrah's shall also be provided to Harrah's General Counsel at the same address. Any change of address for notices shall be given to all parties by notice in writing the receipt of which is duly acknowledged in writing or sent certified mail to the then proper address of each other party.

      I. Governing Law. It is agreed that this Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Nevada.

      J. Severability. The invalidity of any portion of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

      K. Survival. The obligations contained in Section VI, regarding Indemnity, shall survive the expiration, cancellation or termination, for any reason whatsoever, of this Agreement and shall continue in full force and effect.

      L. Entire Agreement. This Agreement shall constitute the entire agreement between the parties with respect to the matters described herein, and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party except to the extent incorporated in this Agreement.

      M. Dispute Resolution. Any and all claims, disputes, or controversies arising between the parties hereto regarding any of the terms of this Agreement or the breach thereof, on the written demand of either of the parties hereto, shall be submitted to and be determined by final and binding arbitration held in Memphis, Tennessee, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. This Agreement to arbitrate shall be specifically enforceable in any state or federal court of competent jurisdiction.

      N. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      O. Neutral Interpretation. The provisions contained herein shall not be construed in favor of or against any party because that party or its counsel drafted this Agreement, but shall be construed as if all parties prepared this Agreement, and any rules of construction to the contrary are hereby specifically waived. The terms of this Agreement were negotiated at arm's length by the parties hereto.

      P. Proprietary Information; Non-Disclosure. In the course of his service to the Company and Showboat, Inc., the Consultant has had and shall continue to have access to confidential business and financial documents, product, marketing, supplier and customer data, budgets, projections, expansion plans and other business information, software and other intellectual property developed by the Company, Showboat or their affiliates, all of which are confidential and proprietary. Such information shall hereinafter be called "Proprietary Information" and shall include any and all items enumerated in the preceding sentence to which the Consultant has had or may have access, whether previously existing, now existing or arising hereafter, whether or not conceived or developed by others or by the Consultant alone or with others during the period of his service to the Company and its predecessors, and whether or not conceived or developed during regular working hours; provided, however, that "Proprietary Information" shall not include (i) any information which is in the public domain, provided such information whic is in the public domain as a consequence of disclosure by the Consultant in violation of this Agreement or any other nondisclosure obligation and (ii) any information that becomes available to the Consultant after he ceases to be an employee or Consultant of the Company on a nonconfidential basis from a source other than the Company or any of its affiliates. The Consultant shall not at any time, during or after the Term, disclose, directly or indirectly (except as required by law and after consultation with the Company), any Proprietary Information to any person or entity other than (A) the Company or its affiliates or (B) in the course of the Consultant's service to the Company.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives and to be effective as of the date first above written.

HARRAH'S ENTERTAINMENT, INC.              CONSULTANT
a Delaware corporation


By:
    -----------------------               ----------------------
    Name:                                 J. Kell Houssels, III
    Title:

                                  Kell Houssels

                        Duties Under Consulting Agreement

o     advise Harrah's CEO on strategic plans;

o     advise and evaluate for the Harrah's CEO strategies for Star City;

o advise and consult with the Harrah's CEO on Harrah's relations with key Showboat management and business associates;

o advise Harrah's CEO regarding marketing strategies and services for key Showboat customers; and

o     such other similar projects that may be assigned by Harrah's CEO


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